SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                               July 14, 1997



                             NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)



          Delaware                     1-2979                 41-0449260
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)         Identification No.)



             Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                      55479
(Address of principal executive offices)                          (Zip Code)



       Registrant's telephone number, including area code:  612-667-1234





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ITEM 5.     Other Events.


                           RECENT OPERATING RESULTS



Norwest Corporation's ("Norwest") net income for the quarter ended June 30, 1997 was $331.4 million, or 86 cents per fully diluted common share, an increase of 16.1 percent and 13.2 percent, respectively, over the $285.4 million or 76 cents per fully diluted common share, earned in the second quarter of 1996. Return on realized common equity was 22.1 percent and return on assets was 1.61 percent for the second quarter of 1997, compared with 22.1 percent and 1.50 percent, respectively, in the same period of 1996.

For the first six months of 1997, net income was $653.3 million, or $1.70 per fully diluted common share, an increase of 17.3 percent and 13.3 percent, respectively, over the $556.8 million, or $1.50 per fully diluted common share earned in the first six months of 1996. Return on realized common equity was
22.4 percent and return on assets was 1.62 percent for the first six months of 1997 compared with 22.4 percent and 1.50 percent, respectively, in the same period a year ago.

Consolidated net interest income in the second quarter of 1997 was $999.8 million, compared with $916.5 million in the second quarter of 1996, an increase of 9.1 percent. The improvement from the second quarter of 1996 was principally due to a 6.4 percent growth in average earning assets and a 15 basis point increase in net interest margin from 5.54 percent to 5.69 percent. Net interest income increased 8.3 percent to $1,958.1 million for the first six months of 1997, compared with the same period in 1996. The improvement from the first half of 1996 was principally due to a 7.6 percent growth in average earning assets.

Norwest provided $122.8 million for credit losses in the second quarter of 1997, or 122 basis points of average loans and leases on an annualized basis. This compares with $87.4 million or 92 basis points in the same period a year ago. Net credit losses totaled $114.8 million in the second quarter of 1997, up from $83.9 million in the second quarter of 1996 principally due to higher levels of charge-offs in regions which have had acquisitions and higher consumer credit charge-offs. As a percent of average loans and leases, net credit losses were 114 basis points in the second quarter of 1997, compared with 88 basis points in the same period a year ago. For the first six months of 1997, Norwest's provision for credit losses amounted to $231.8 million or 117 basis points of average loans and leases on an annualized basis, compared with $175.2 million or 94 basis points for the same period of 1996. Net credit losses, as a percent of average loans and leases were 114 basis points in the first half of 1997, compared with 91 basis points in the same period of 1996.

Non-performing assets totaled $232.7 million at June 30, 1997, an increase of $32.7 million from year-end 1996. As a percent of loans, leases and other real estate owned, non-performing assets were 0.57 percent at June 30, 1997, compared with 0.58 percent at the same time last year. Reserve coverage of non-performing assets was 569.9 percent at June 30, 1997, and the allowance for credit losses was 2.63 percent of loans and leases.


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Consolidated non-interest income was $756.4 million in the second quarter of
1997, an increase of $114.5 million, or 17.8 percent, from the second quarter of 1996. Contributing to the 1997 increase was continued growth in trust, fees and service charges, insurance and investment securities and venture capital gains. For the first six months of 1997, consolidated non-interest income was up $246.3 million to $1,441.0 million, an increase of 20.6 percent over 1996. The increase was due to higher revenues in essentially all categories.

Consolidated non-interest expenses were $1,119.7 million in the second quarter of 1997, an increase of 10.7 percent from second quarter of 1996. The increase in non-interest expenses was the result of higher operating expenses associated with acquisitions and $28.5 million in other non-interest expense due to writedowns of intangible and other assets. For the six months ended June 30, 1997, non-interest expenses increased $206.9 million, or 10.6 percent, over the six months ended June 30, 1996, and primarily reflect increased expenses related to acquisitions. During 1997, Norwest recorded non-recurring charges of $6.0 million related to completed acquisitions.

Norwest's Banking Group reported earnings of $229.7 million in the second quarter of 1997, 21.4 percent above second quarter 1996 earnings of $189.3 million. The increased earnings were principally due to growth in trust, fees and service charges, insurance and securities and venture capital gains, partially offset by higher non-interest expenses over 1996 for acquisition-
related operating expenses.   At June 30, 1997, Norwest Venture Capital had
net unrealized appreciation in its investment portfolio of $187.9 million.
For the first six months of 1997, the Banking Group's earnings were $456.2 million, an increase of 23.1 percent over the $370.5 million earned in the first half of 1996.

Mortgage Banking earned $35.3 million in the quarter ended June 30, 1997, compared with $30.7 million in the second quarter of 1996. Net gains on sales of mortgages and servicing rights in the second quarter of 1997 amounted to $11.9 million, compared with $27.3 million in the same quarter last year. The pipeline of unclosed mortgage loans was $11.0 billion at June 30, 1997, compared with $8.4 billion at June 30, 1996 and $7.7 billion at December 31, 1996. Mortgage loan originations were $12.6 billion in the second quarter of 1997, compared with $14.9 billion in the second quarter of 1996. The servicing portfolio increased $23.1 billion from the second quarter of 1996 and $11.4 billion from year-end 1996, and at June 30, 1997, totaled $191.1 billion with a weighted average interest rate of 7.78 percent. Capitalized mortgage servicing rights amounted to $2.7 billion, or 142 basis points of the mortgage servicing portfolio at June 30, 1997. Amortization of capitalized mortgage servicing rights was $131.7 million for the quarter ended June 30, 1997, compared with $69.2 million for the quarter ended June 30, 1996. In the second quarter of 1997, Norwest elected to accelerate amortization of capitalized servicing rights and recorded an additional $42.0 million of amortization. For the first six months of 1997, Mortgage Banking's earnings were $69.1 million, an increase of 13.1 percent over the $61.1 million earned in the first half of 1996.

Norwest Financial reported second quarter 1997 net income of $66.4 million, an increase of 1.5 percent from second quarter 1996 earnings of $65.4 million. For the first six months of 1997, Norwest Financial's earnings were $128.0 million, an increase of 2.2 percent over the $125.2 million earned in the


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first half of 1996.  The quarter and year-to-date increases primarily reflect increased net interest income partially offset by a higher provision for credit losses. Norwest Financial's net charge-offs in the second quarter of 1997 were $58.6 million, compared with $52.3 million in the second quarter of 1996. Norwest recently agreed to acquire Fidelity Acceptance Corporation, an automobile finance company with $1.1 billion in receivables and 150 locations in 31 states and Guam, which will be managed by Norwest Financial. This transaction is expected to close in the third quarter of 1997.

At June 30, 1997, consolidated total assets were $83.9 billion, compared with $80.2 billion at December 31, 1996. Consolidated loans and leases, net of unearned discount, increased 3.6 percent from December 31, 1996, and totaled $40.8 billion at June 30, 1997. Consolidated total deposits were $52.0 billion at June 30, 1997, compared with $50.1 billion at December 31, 1996. Consolidated long-term debt at June 30, 1997, was $12.0 billion, compared with $13.1 billion at year-end 1996. Consolidated stockholders' equity was $6.5 billion at June 30, 1997, compared with $6.1 billion at December 31, 1996. Tier 1 and total capital ratios were 8.96 percent and 10.73 percent, respectively, at June 30, 1997, compared with 8.63 percent and 10.42 percent, respectively, at December 31, 1996. The leverage ratio was 6.33 percent at June 30, 1997, and 6.15 percent at December 31, 1996. Dividends declared per common share were 30 cents for the second quarter of 1997, compared with 27 cents for the same period of 1996. The dividend payout ratio was 34.9 percent and 35.5 percent for the three months ended June 30, 1997, and 1996, respectively.


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                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Norwest Corporation
                                          (Registrant)


Dated: July 21, 1997                      By: \s\ Michael A. Graf
                                              Senior Vice President and
                                                Controller
                                              (Principal Accounting Officer)





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